Stillwater Mining Reports Record Quarterly Earnings

BILLINGS, MT -- (Marketwire - August 03, 2011) - STILLWATER MINING COMPANY (NYSE: SWC)

  Record net income of $42.7 million or $0.39 per diluted share; a 192% increase over the same period in 2010
  Strong prices for palladium and platinum continue
  Improved productivity and higher ore grades result in increased mine production of 142,700 ounces
  Increased 2011 production guidance to 515,000 ounces
  New four year labor agreement reached

Stillwater Mining Company today reported net income for the 2011 second quarter of $42.7 million, or $0.39 per diluted share, on revenues of $222.6 million. This compares to second quarter 2010 net income of $14.6 million, or $0.15 per diluted share, on revenues of $134.9 million.

For the first six months of 2011, Stillwater reported net income of $78.9 million, or $0.73 per fully diluted share, on revenues of $392.7 million, a 183% increase when compared to net income of $27.9 million, or $0.28 per diluted share, on revenues of $268.3 million, in the same period in 2010.

The Company mines palladium and platinum from two underground mines located in south-central Montana. The mines produced a total of 142,700 ounces of palladium and platinum during the second quarter of 2011, a 26.7% increase from the 112,600 ounces produced during the second quarter of 2010. Production at the Company's Stillwater Mine increased to 108,900 ounces in the second quarter of 2011, compared to 79,200 ounces in the same quarter of 2010. Production at the Company's East Boulder Mine was 33,800 ounces in the second quarter of 2011, compared to 33,400 ounces in the same quarter of 2010. Ore tons milled were 12.9% higher in the second quarter of 2011 than in the second quarter of 2010, and higher ore grades in the lower off-shaft area and the contribution of higher grades in the east area of the Stillwater Mine, resulted in higher production for the quarter ended June 30, 2011.

Francis R. McAllister, Stillwater Chairman and CEO, commented, "It is my great pleasure to report a second consecutive record earnings quarter for Stillwater Mining Company. All of our operations are performing well right now, reflecting strong PGM prices, improved productivity, improved cost management and a focus on building for the future. The increase in tons mined during this year's second quarter, combined with higher realized ore grades, resulted in a 26.7% increase in ounces of mined palladium and platinum produced compared to the same period last year. We continue to benefit from robust PGM, and specifically palladium, market dynamics and believe a favorable outlook continues. While average PGM prices declined slightly during the second quarter from earlier in the year, they have continued to increase significantly on a quarter over quarter comparison.

"Mined production of palladium and platinum for the first two quarters of 2011 has exceeded our original estimates, due primarily to more tons mined than anticipated, improved ore grades in the lower off shaft area of the Stillwater Mine and the resumption of ore production from the higher-grade east side of the mine. Following an excellent first half of 2011, based on updated estimates and other operating assumptions, we have increased our 2011 annual guidance for mined palladium and platinum production to 515,000 ounces from the original guidance of 500,000 ounces for the year. This nominal adjustment to our production guidance takes into consideration mine conditions and development needs during the second half of the year.

"As we announced previously, I am delighted that we were able to conclude a new four-year labor agreement with our represented employees at the Stillwater Mine and at our processing facilities in Columbus, with no work stoppage or interruption in productivity. From my perspective, the relationship between management and employees at our Company has never been stronger. I greatly appreciate all of our dedicated employees who work so hard to make Stillwater successful. Such efforts are very much appreciated."

Mr. McAllister added, "Development activities are continuing to progress on our Blitz and Graham Creek projects along the J-M Reef here in Montana, as well as on our Marathon PGM-copper project near the north shore of Lake Superior in Ontario, Canada. We have ordered a tunnel-boring machine, or TBM, for use in developing the Blitz project, located just to the east of the Stillwater Mine, and expect it to be up and running by the second quarter of next year. A TBM is already in place for the Graham Creek project, which extends to the west of the East Boulder Mine, and has already made approximately 1,250 feet of progress. Currently it has been idled for maintenance work while we drill out the reef behind it and develop some secondary access. It should be back in operation again around November of this year.

"The Marathon PGM-Cu project in Canada continues on track and is focused on completing the detailed environmental impact assessment that is required before the permitting process can move forward. We also are continuing to drill on the property in order to optimize the final engineering design and are adding to our team of experienced professionals in Canada. Exploration drilling is also in progress on various other claims that we hold in Canada, many of which are situated in the Coldwell Complex where the Marathon project is located. Our goal, given our favorable land position, is to be able to expand the resource base significantly.

"Following the end of the second quarter, on July 11 we announced that we entered into a Canadian Plan of Arrangement to acquire Peregrine Metals Ltd., a Canadian exploration company that is defining a new resource, the Altar porphyry copper-gold deposit, a large undeveloped open-pit resource located in Argentina. Although the porphyry resource is not to the stage where it has proven and probable reserves, it does have a published Canadian National Instrument 43-101 measured and indicated resource of about 7.4 billion pounds of copper and 1.5 million ounces of gold. The NI 43-101 also reports an inferred resource of 4.3 billion pounds of copper and 900,000 ounces of gold.

"The Altar porphyry copper-gold deposit is a high-quality resource opportunity that has the potential to create significant long-term value for Stillwater. Major Andean porphyry deposits are rarely available, and we believe acquiring this particular project in its early stages, at an attractive price, provides potential upside. We believe that near-term value catalysts exist as we finish drilling out the property and more fully define this high-quality copper and gold discovery. Once the transaction is completed the Company's efforts over the next three to five years at the Altar property will be to more fully define the resource and then produce a feasibility study and a definitive engineering study, which is expected to cost about $25 million per year. We expect to expense these costs as exploration expense until a feasibility study is completed on the Altar project. If the value and opportunity are confirmed we intend to then assess various options for funding the development of the project, including possibly bringing in a joint venture partner to share in the risk of this very large project.

The acquisition is subject to a number of closing conditions and contingencies, including approval by shareholders of the Peregrine acquisition, review and approval under the Investment Canada Act and approval by the British Columbia Supreme Court. Subject to satisfaction of these conditions, closing is expected to occur in the fourth quarter of 2011. Expenses associated with the Peregrine transaction, primarily involving legal, financial advisory and financing costs, will impact the third and fourth quarter results.

"With strong fundamentals behind PGM's, copper and gold, we believe we are achieving positions of scale in commodity classes that can deliver shareholder value over the long-term. Our ongoing goal is to drive performance at our operating properties, maintain a strong balance sheet and bring to bear the full potential of our pipeline of projects and realize the full value of the underlying commodities."

Concluding his remarks, Mr. McAllister added, "Recognizing our recent significant acquisitions in Canada, we announced last week that Stillwater Mining Company will begin trading shortly on the Toronto Stock Exchange, adding a second trading platform to our historical presence on the NYSE. The Toronto exchange represents a broad cross-section of today's active mining companies and will likely allow us to broaden our analyst coverage and increase our exposure among investors. We look forward enthusiastically to building a relationship with shareholders in this important market."

Combined sales realizations continued to improve during the second quarter of 2011 for mined palladium and platinum ounces, averaging $964 per ounce, significantly higher than the $725 per ounce realized in the second quarter of 2010. The total quantity of mined palladium and platinum sold increased to 136,600 ounces in the second quarter of 2011, compared to 116,700 ounces sold during the same period in 2010, reflecting the increased 2011 production at the Stillwater Mine. The difference between mined ounces produced and mined ounces sold during the quarter is due to normal timing fluctuations for final processing and reflects the Company's increases in PGM production over the past several quarters.

Total production costs per ounce decreased 9.6% during the second quarter of 2011 compared to the second quarter of 2010. Total cash costs (a non-GAAP measure defined below) averaged $384 per ounce in the second quarter of 2011, compared to total cash costs of $393 per ounce for the same period in 2010. The Stillwater Mine's total cash costs averaged $367 per ounce in the second quarter of 2011, compared to the $387 per ounce in the second quarter of 2010. This improvement is primarily attributable to strong mine production during the quarter which more than offset the effect of general inflation for wages and materials and higher royalties and ad valorem taxes. The East Boulder Mine costs averaged $442 per ounce during the second quarter of 2011, compared to $407 per ounce during the second quarter of 2010. The major driver of this increase is higher royalties and taxes during the quarter. The Company is maintaining its total cash cost guidance of $430 per mined ounce for the full year 2011.

The Company's smelting and refining complex in Columbus, Montana processes mine concentrates and recycles spent catalyst material received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others. In total, the Company processed recycling material containing 125,200 ounces of platinum, palladium and rhodium through the smelter and refinery during the second quarter of 2011, up nearly 26.2% above the 99,200 ounces recycled during the second quarter of 2010. The higher volume in 2011 is the result of higher PGM prices and the correspondingly stronger incentive to collect material for recycling which has resulted in additional suppliers of recycled material. The recycling segment had net income for the second quarter of 2011 of $3.4 million (including financing income), flat with net income of $3.4 million in the second quarter of 2010. Higher combined average realizations and higher sales volumes were offset by lower volumes of toll ounces processed and increased costs as a result of modifications to supplier contracts that allow the Company to remain competitive in the recycling business.

Cash Flow and Liquidity

At June 30, 2011, the Company's available cash and cash equivalents (excluding $35.1 million of restricted cash) totaled $105.0 million, up significantly from the $43.3 million available March 31, 2011. Including the Company's available-for-sale investments, total available cash and investments at June 30, 2011, was $254.9 million, up from the $218.9 million at March 31, 2011 and up $46.5 million, from $208.4 million at the end of last year. Net working capital -- comprised of total current assets including available cash and investments, less current liabilities -- increased during the second quarter of 2011 to $376.5 million, up from $335.8 million at March 31, 2011, and from $291.2 million at December 31, 2010. Recycling inventories and advances increased by $9.0 million during the quarter.

Net cash provided by operating activities (which includes changes in working capital) totaled $58.8 million in this year's second quarter, compared to $21.1 million of cash provided by operations in the second quarter of 2010. The increase in cash from operations in the 2011 second quarter mostly reflects the earnings benefit of higher PGM prices. Capital expenditures were $23.1 million in the second quarter of 2011, up from $13.9 million in the second quarter of 2010.

Outstanding debt at June 30, 2011, was $196.0 million, essentially unchanged from March 31, 2011, and December 31, 2010. The Company's total debt includes $166.5 million outstanding in the form of debentures due in 2028 and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Second Quarter Results -- Details

For the second quarter of 2011, the Company's mine production was 142,700 PGM ounces including 108,900 ounces from the Stillwater Mine and 33,800 ounces from the East Boulder Mine. For the comparable quarter of 2010, the mines produced 112,600 ounces including 79,200 ounces at the Stillwater Mine and 33,400 ounces at the East Boulder Mine. The sharp increase in production at the Stillwater Mine was attributable to additional tons mined and higher ore grades in the lower off-shaft area and contributions from higher grade ore in the east area of the mine.

Ounces sold from mine production totaled 136,600 ounces in the second quarter of 2011 at an overall average realization of $964 per ounce, up from 116,700 ounces at $725 per ounce in the second quarter of 2010. Mine revenues increased to $139.7 million in the 2011 second quarter from $92.6 million in the same quarter of 2010. The higher 2011 mine revenues resulted from higher volumes of mined ounces sold at significantly higher PGM prices. The Company's average realization on palladium sales from mine production was $752 per ounce in the 2011 second quarter, compared to $491 per ounce for the same period in 2010. The Company's average net realization on platinum was $1,769 per ounce in the second quarter of 2011 and $1,526 per ounce in the 2010 second quarter. Comparing these prices to the market, the London Bullion Metals Association afternoon posted prices per ounce for palladium and platinum were $761 and $1,722, respectively, on June 30, 2011, and $446 and $1,532, respectively, on June 30, 2010.

In its recycling activities, the Company processes material purchased from third parties for its own account and toll material that is processed on behalf of others for a fee, normally recovering platinum, palladium and rhodium. During the second quarter of 2011, the Company processed 125,200 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. By comparison, in the second quarter of 2010, the Company processed 99,200 ounces of recycled material. The Company delivered for sale a total of 61,300 ounces of platinum, palladium and rhodium from recycled inventories during the second quarter of 2011 at an overall average price of $1,330 per ounce; for the second quarter of 2010, the Company sold 36,700 recycled ounces at an average realization of $1,106 per ounce. The increased level of activity in the second quarter of 2011 reflected a much higher level of PGM recycling activity worldwide as a result of higher metals prices.

Total revenues for the second quarter of 2011 were $222.6 million, up 65.0% from the $134.9 million recorded in the second quarter of 2010. Proceeds from sales of mined PGMs and by-products totaled $139.7 million in the second quarter of 2011, 51.0% higher than the $92.6 million in the same quarter of 2010, again resulting from higher volumes of mined ounces sold and higher PGM prices in the second quarter of 2011. Recycling revenues increased to $82.9 million from $42.3 million in last year's second quarter. Costs of metals sold (before depreciation and amortization expense) increased to $144.6 million in the second quarter of 2011 from $94.2 million in the second quarter of 2010. Mining costs included in costs of metals sold increased to $65.1 million in the second quarter of 2011 from $55.0 million in the second quarter of 2010. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, more than doubled to $79.6 million in the second quarter of 2011, compared to the $39.3 million reported in the second quarter of 2010. The increase was due to higher recycling volumes processed and sold and the higher value of the materials acquired for processing.

Depreciation and amortization expense decreased to $15.7 million in the 2011 second quarter from $16.6 million in the same period of 2010. The decrease is attributable to lower amortization rates per ton in the second quarter of 2011.

General and administrative ("G&A") costs, including marketing, research and development and exploration expenses, increased to $13.4 million in the second quarter of 2011 from $8.1 million in the same period of 2010. Included in G&A costs for the second quarter of 2011 were $2.8 million in marketing expenses, $0.6 million related to research and development efforts and $0.8 million of overhead expenses at the Marathon project. Reported net income for the second quarter of 2011 of $42.7 million included, by business segment, net income of $59.5 million from mining operations and $3.4 million from recycling activities (including financing income), less corporate costs including $13.4 million of G&A expense, $5.7 million income tax provision and $1.2 million of unallocated net interest expense.

The reported net income of $14.6 million for the second quarter of 2010 included, by business segment, a net income of $21.0 million from mining operations and $3.4 million from recycling activities, less corporate costs including $8.1 million of G&A expense and $1.5 million of unallocated net interest expense.

First Six Months Results -- Details

In the first six months of 2011, the Company's mining operations produced 273,800 PGM ounces including 207,500 ounces from the Stillwater Mine and 66,300 ounces from the East Boulder Mine. For the comparable period in 2010, total mine production of 241,600 ounces included Stillwater Mine production of 175,500 ounces and East Boulder Mine production of 66,100 ounces. Production at the Stillwater Mine has increased due to additional tons mined and higher ore grades in the lower off-shaft area and contributions from the east areas of the mine.

Sales of palladium and platinum from mine production totaled 251,700 ounces in the first six months of 2011 at an overall average realization of $978 per ounce; the same period in 2010 also saw mine production totaling 251,700 ounces at $681 per ounce. The Company's average realization to date in 2011 on palladium sales from mine production was $767 per ounce, compared to $449 per ounce in the 2010 first half. The comparable average realization on platinum sales of mine production was $1,775 per ounce for the first six months of 2011 and $1,473 per ounce in the first half of 2010.

During the first half of 2011, the Company processed about 240,800 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first six months of 2010, the Company processed about 218,500 ounces of recycled material. Of the purchased catalyst processed, the Company sold a total of 104,000 ounces of platinum, palladium and rhodium during the first half of 2011 at an overall average price of about $1,234 per ounce; for the first half of 2010, the Company sold about 72,700 recycled ounces at an average realization of $1,003 per ounce.

Revenues for the first six months of 2011 totaled $392.7 million, up 46.4% from $268.3 million in the first six months of 2010. Proceeds from sales of mined PGMs totaled $261.7 million in the first half of 2011, up from $187.8 million in the same period of 2010. Recycling revenues increased to $131.0 million from $75.9 million in last year's first half. Higher total revenue in 2011 was a result of both higher sales volumes and higher PGM prices. There were no sales of purchased metals in the first six months of 2011; in the first half of 2010, sales of purchased metals generated $4.6 million.

Costs of metals sold (before depreciation and amortization expense) increased to $250.1 million in the first six months of 2011, up from $187.7 million in the first half of 2010. Mining costs included in costs of metals sold increased to $125.3 million in the 2011 first half from $112.8 million in the same period of 2010. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $124.7 million in the first half of 2011, up from $70.3 million in the first six months of 2010. The increase in cost was attributable to the higher value of the contained metals in the material purchased for recycling and the higher volumes purchased. The 2010 first half costs also included $4.6 million for the purchase of 10,000 ounces of palladium for re-sale.

Depreciation and amortization expense decreased to $31.7 million in the first half of 2011 compared to $35.1 million in the same period of 2010. The decrease is attributable to lower amortization rates per ton in 2011.

General and administrative costs (G&A), including marketing, research and development and exploration expenses, totaled $21.1 million for the first six months of 2011 and $14.9 million in the first half of 2010. Included in G&A costs for the first half of 2011 were $3.7 million in marketing expenses, $1.1 million related to research and development efforts and $1.0 million of overhead expenses at the Marathon project.

The Company's reported net income of $78.9 million for the first six months of 2011 included, by business segment, net income of $105.4 million from mining operations and $6.3 million from recycling activities, less corporate costs including $21.1 million of G&A expense, a $9.8 million income tax provision and $2.5 million of unallocated net interest expense.

The Company's reported net income of $28.0 million for the first six months of 2010 included, by business segment, net income of $40.1 million from mining operations and $6.3 million from recycling activities, less corporate costs including $14.9 million of G&A expense and $3.0 million of unallocated net interest expense.

Stillwater Mining Company has scheduled its 2011 second quarter results conference call at 10:00 a.m. Mountain Daylight Time (12:00 p.m. Eastern Daylight Time) on August 3, 2011. Dial-in numbers:

United States: (800) 288-8967
International: (612) 332-0107

The conference call will also be simultaneously webcast on the Company's Web site at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the conference call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 211536. In addition, the call transcript will be archived in the Investor Relations section of the Company's Web site.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining Company can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "forecast," "guidance," or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Financial Statements and Key Factors Tables

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share data)

                                  Three Months Ended     Six Months ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
Revenues
  Mine production                $ 139,733  $  92,570  $ 261,713  $ 187,769
  PGM recycling                     82,872     42,291    130,953     75,941
  Other                                  -          -          -      4,622
                                 ---------  ---------  ---------  ---------
      Total revenues               222,605    134,861    392,666    268,332

Costs and expenses
  Costs of metals sold
    Mine production                 65,094     54,980    125,344    112,843
    PGM recycling                   79,552     39,256    124,706     70,251
    Other                                -          -          -      4,622
                                 ---------  ---------  ---------  ---------
      Total costs of metals
       sold                        144,646     94,236    250,050    187,716

  Depletion, depreciation and
   amortization
    Mine production                 15,395     16,589     31,196     35,046
    PGM recycling                      265         39        527         83
                                 ---------  ---------  ---------  ---------
      Total depletion,
       depreciation and
       amortization                 15,660     16,628     31,723     35,129
                                 ---------  ---------  ---------  ---------
        Total costs of revenues    160,306    110,864    281,773    222,845

  Marketing                          2,800        807      3,653      1,275
  Exploration                           75          -         75          -
  Research and development             621          -      1,080          -
  General and administrative         9,893      7,251     16,255     13,672
  (Gain)/loss on disposal of
   property, plant and
   equipment                          (207)         9       (226)      (208)
                                 ---------  ---------  ---------  ---------
        Total costs and
         expenses                  173,488    118,931    302,610    237,584

Operating income                    49,117     15,930     90,056     30,748

Other income (expense)
  Other                                  4          3         12          9
  Interest income                      951        532      1,733        933
  Interest expense                  (1,637)    (1,636)    (3,272)    (3,269)
  Foreign currency transaction
   gain                                  -          -        182          -
                                 ---------  ---------  ---------  ---------

Income before income tax
 provision                          48,435     14,829     88,711     28,421

Income tax provision                (5,737)      (239)    (9,821)      (472)

                                 ---------  ---------  ---------  ---------
Net income                       $  42,698  $  14,590  $  78,890  $  27,949
                                 ---------  ---------  ---------  ---------

Other comprehensive income
 (loss), net of tax                     86         16       (104)      (178)

                                 ---------  ---------  ---------  ---------
Comprehensive income             $  42,784  $  14,606  $  78,786  $  27,771
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding
  Basic                            103,037     97,735    102,688     97,390
  Diluted                          111,123    105,932    110,924    105,616

Basic earnings per share
                                 ---------  ---------  ---------  ---------
    Net income                   $    0.41  $    0.15  $    0.77  $    0.29
                                 =========  =========  =========  =========

Diluted earnings per share
                                 ---------  ---------  ---------  ---------
    Net income                   $    0.39  $    0.15  $    0.73  $    0.28
                                 =========  =========  =========  =========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                   June 30,    December 31,
                                                     2011          2010
                                                 ------------  ------------
ASSETS
Cash and cash equivalents                        $    105,009  $     19,363
Investments, at fair market value                     149,879       188,988
Inventories                                           156,285       101,806
Trade receivables                                       7,773         7,380
Deferred income taxes                                  29,027        17,890
Other current assets                                   11,952        13,940
                                                 ------------  ------------
     Total current assets                             459,925       349,367

Property, plant and equipment, net of $408,497
 and $378,390 of accumulated depletion,
 depreciation and amortization                        531,854       509,787
Restricted cash                                        35,070        38,070
Other noncurrent assets                                12,088        12,246
                                                 ------------  ------------

     Total assets                                $  1,038,937  $    909,470
                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                 $     24,049  $     19,405
Accrued compensation and benefits                      29,095        24,746
Property, production and franchise taxes
 payable                                               12,815        10,999
Income taxes payable                                    9,821             -
Other current liabilities                               7,665         3,052
                                                 ------------  ------------
     Total current liabilities                         83,445        58,202

Long-term debt                                        196,027       196,010
Deferred income taxes                                  64,996        53,859
Accrued workers compensation                            6,601         7,155
Asset retirement obligation                             7,033         6,747
Other noncurrent liabilities                            5,553         4,425
                                                 ------------  ------------

     Total liabilities                                363,655       326,398
                                                 ------------  ------------

Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                             -             -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 103,056,185 and 101,881,816
 shares issued and outstanding                          1,031         1,019
Paid-in capital                                       774,887       761,475
Accumulated deficit                                   (99,680)     (178,570)
Accumulated other comprehensive loss                     (956)         (852)
                                                 ------------  ------------
     Total stockholders' equity                       675,282       583,072
                                                 ------------  ------------

     Total liabilities and stockholders' equity  $  1,038,937  $    909,470
                                                 ============  ============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income                       $  42,698  $  14,590  $  78,890  $  27,949

Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depletion, depreciation and
   amortization                     15,660     16,628     31,723     35,129
  (Gain)/loss on disposal of
   property, plant and
   equipment                          (207)         9       (226)      (208)
  Accretion of asset retirement
   obligation                          145        133        286        263
  Amortization of debt issuance
   costs                               246        245        491        490
  Stock based compensation and
   other benefits                    2,689      2,523      5,789      5,489

Changes in operating assets and
 liabilities:
  Inventories                      (15,505)   (13,243)   (55,569)   (20,178)
  Trade receivables                     81        835       (393)    (4,222)
  Accrued compensation and
   benefits                          3,051        202      4,341       (457)
  Accounts payable                   1,450      1,739      4,644      5,383
  Property, production and
   franchise taxes payable           1,273       (624)     2,944        641
  Income taxes payable               5,737        239      9,821        472
  Workers compensation                 (78)       875       (554)     1,749
  Restricted cash                        -          -      3,000        (25)
  Other                              1,571     (3,049)     7,496     (1,610)

                                 ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                         58,811     21,102     92,683     50,865
                                 ---------  ---------  ---------  ---------

Cash flows from investing
 activities
  Capital expenditures             (23,110)   (13,860)   (46,295)   (24,587)
  Purchase of long-term
   investment                            -          -       (616)         -
  Proceeds from disposal of
   property, plant and
   equipment                           207          -        228        265
  Purchases of short-term
   investments                     (32,801)   (82,586)   (98,096)  (126,632)
  Proceeds from maturities of
   short-term investments           58,575          -    137,017     12,973

                                 ---------  ---------  ---------  ---------
Net cash provided by (used in)
 investing activities                2,871    (96,446)    (7,762)  (137,981)
                                 ---------  ---------  ---------  ---------

Cash flows from financing
 activities
  Issuance of common stock               7        190        725        441
                                 ---------  ---------  ---------  ---------
Net cash provided by financing
 activities                              7        190        725        441
                                 ---------  ---------  ---------  ---------

Cash and cash equivalents
  Net increase (decrease)           61,689    (75,154)    85,646    (86,675)
  Balance at beginning of
   period                           43,320    155,135     19,363    166,656

                                 ---------  ---------  ---------  ---------
Balance at end of period         $ 105,009  $  79,981  $ 105,009  $  79,981
                                 =========  =========  =========  =========

Stillwater Mining Company
Key Factors
(Unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
OPERATING AND COST DATA FOR
 MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                              110         87        211        186
Platinum                                33         26         63         56
                                 ---------  ---------  ---------  ---------
Total                                  143        113        274        242
                                 =========  =========  =========  =========

Tons milled (000)                      297        263        590        534
Mill head grade (ounce per ton)       0.52       0.46       0.50       0.48

Sub-grade tons milled (000) (1)         18         22         40         46
Sub-grade tons mill head grade
 (ounce per ton)                      0.18       0.14       0.18       0.17

Total tons milled (000) (1)            315        285        630        580
Combined mill head grade (ounce
 per ton)                             0.50       0.44       0.48       0.46
Total mill recovery (%)                 92         91         92         91

Total operating costs per ounce
 (Non-GAAP) (2)                  $     298  $     321  $     317  $     310
Total cash costs per ounce
 (Non-GAAP) (2)                  $     384  $     393  $     410  $     378
Total production costs per
 ounce (Non-GAAP) (2)            $     488  $     540  $     521  $     521

Total operating costs per ton
 milled (Non-GAAP) (2)           $     135  $     126  $     138  $     129
Total cash costs per ton milled
 (Non-GAAP) (2)                  $     174  $     155  $     178  $     157
Total production costs per ton
 milled (Non-GAAP) (2)           $     221  $     213  $     226  $     217

Stillwater Mine:
Ounces produced (000)
Palladium                               84         61        160        135
Platinum                                25         18         48         41
                                 ---------  ---------  ---------  ---------
Total                                  109         79        208        176
                                 =========  =========  =========  =========

Tons milled (000)                      195        166        389        345
Mill head grade (ounce per ton)       0.59       0.51       0.57       0.54

Sub-grade tons milled (000) (1)         15         20         32         35
Sub-grade tons mill head grade
 (ounce per ton)                      0.19       0.15       0.20       0.16

Total tons milled (000) (1)            210        186        421        381
Combined mill head grade (ounce
 per ton)                             0.56       0.47       0.54       0.51
Total mill recovery (%)                 93         92         92         92

Total operating costs per ounce
 (Non-GAAP) (2)                  $     284  $     316  $     310  $     296
Total cash costs per ounce
 (Non-GAAP) (2)                  $     367  $     387  $     397  $     361
Total production costs per
 ounce (Non-GAAP) (2)            $     476  $     532  $     514  $     496

Total operating costs per ton
 milled (Non-GAAP) (2)           $     148  $     135  $     153  $     136
Total cash costs per ton milled
 (Non-GAAP) (2)                  $     190  $     165  $     196  $     166
Total production costs per ton
 milled (Non-GAAP) (2)           $     247  $     227  $     253  $     229

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
OPERATING AND COST DATA FOR
 MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium                               26         26         51         51
Platinum                                 8          8         15         15
                                 ---------  ---------  ---------  ---------
Total                                   34         34         66         66
                                 =========  =========  =========  =========

Tons milled (000)                      102         97        201        189
Mill head grade (ounce per ton)       0.37       0.38       0.37       0.38

Sub-grade tons milled (000) (1)          3          3          8         10
Sub-grade tons mill head grade
 (ounce per ton)                      0.11       0.09       0.11       0.18

Total tons milled (000) (1)            105        100        209        199
Combined mill head grade (ounce
 per ton)                             0.36       0.37       0.36       0.37
Total mill recovery (%)                 90         90         89         90

Total operating costs per ounce
 (Non-GAAP) (2)                  $     340  $     331  $     339  $     347
Total cash costs per ounce
 (Non-GAAP) (2)                  $     442  $     407  $     450  $     423
Total production costs per
 ounce (Non-GAAP) (2)            $     528  $     562  $     542  $     589

Total operating costs per ton
 milled (Non-GAAP) (2)           $     108  $     110  $     107  $     115
Total cash costs per ton milled
 (Non-GAAP) (2)                  $     141  $     136  $     143  $     140
Total production costs per ton
 milled (Non-GAAP) (2)           $     168  $     187  $     172  $     196

(1)  Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
     Probable Ore Reserves -- Discussion" in the Company's 2010 Annual
     Report on Form 10-K for further information.

(2)  Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
     Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
     and the accompanying discussion for additional detail.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                  Three Months Ended     Six Months Ended
(in thousands, where noted)            June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
  Palladium (oz.)                      108         90        199        194
  Platinum (oz.)                        29         27         53         58
                                 ---------  ---------  ---------  ---------
    Total                              137        117        252        252
                                 ---------  ---------  ---------  ---------

PGM recycling: (1)
  Palladium (oz.)                       31         18         57         37
  Platinum (oz.)                        26         15         40         29
  Rhodium (oz.)                          4          4          7          7
                                 ---------  ---------  ---------  ---------
    Total                               61         37        104         73
                                 ---------  ---------  ---------  ---------

Other: (5)
  Palladium (oz.)                        -          -          -         10

By-products from mining: (2)
  Rhodium (oz.)                          -          1          -          2
  Gold (oz.)                             2          2          4          4
  Silver (oz.)                           1          1          3          3
  Copper (lb.)                         219        217        394        478
  Nickel (lb.)                         331        343        671        655

Average realized price per
 ounce (3)
Mine production:
  Palladium ($/oz.)              $     752  $     491  $     767  $     449
  Platinum ($/oz.)               $   1,769  $   1,526  $   1,775  $   1,473
    Combined ($/oz) (4)          $     964  $     725  $     978  $     681

PGM recycling: (1)
  Palladium ($/oz.)              $     785  $     444  $     724  $     403
  Platinum ($/oz.)               $   1,787  $   1,556  $   1,756  $   1,475
  Rhodium ($/oz)                 $   2,381  $   2,527  $   2,336  $   2,226

Other: (5)
  Palladium ($/oz.)              $       -  $       -  $       -  $     462

By-products from mining: (2)
  Rhodium ($/oz.)                $   1,981  $   2,660  $   1,981  $   2,540
  Gold ($/oz.)                   $   1,508  $   1,203  $   1,444  $   1,148
  Silver ($/oz.)                 $      39  $      18  $      35  $      17
  Copper ($/lb.)                 $    3.97  $    3.01  $    4.06  $    3.05
  Nickel ($/lb.)                 $   10.00  $    9.25  $   10.28  $    8.75

Average market price per ounce
 (3)
  Palladium ($/oz.)              $     759  $     494  $     775  $     467
  Platinum ($/oz.)               $   1,781  $   1,628  $   1,787  $   1,595
    Combined ($/oz) (4)          $     972  $     750  $     987  $     723

(1)  Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(2)  By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

(3)  The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(4)  The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5)  Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/ (Loss). For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
(in thousands)                      2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs (Non-
 GAAP)                           $  42,454  $  36,093  $  86,754  $  74,834
  Royalties, taxes and other        12,380      8,154     25,428     16,416
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  54,834  $  44,247  $ 112,182  $  91,250
  Asset retirement costs               144        133        285        263
  Depletion, depreciation and
   amortization                     15,395     16,589     31,196     35,045
  Depletion, depreciation and
   amortization (in inventory)        (773)      (136)    (1,090)      (577)
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  69,600  $  60,833  $ 142,573  $ 125,981
  Change in product inventories       (716)      (653)    (8,211)     4,038
  Cost of PGM recycling             79,552     39,256    124,706     70,251
  PGM recycling - depreciation         265         39        527         83
  Add: Profit from PGM
   recycling                         3,600      3,367      6,639      6,266
                                 ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues (1)                    $ 152,301  $ 102,842  $ 266,234  $ 206,619
                                 =========  =========  =========  =========

Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-
 GAAP)                           $  30,967  $  25,057  $  64,277  $  51,922
  Royalties, taxes and other         8,963      5,609     18,035     11,400
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  39,930  $  30,666  $  82,312  $  63,322
  Asset retirement costs               133        123        264        244
  Depletion, depreciation and
   amortization                     12,169     11,305     24,156     24,002
  Depletion, depreciation and
   amortization (in inventory)        (443)        (1)      (124)      (520)
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  51,789  $  42,093  $ 106,608  $  87,048
  Change in product inventories       (590)      (417)    (7,210)        51
  Add: Profit from PGM
   recycling                         2,732      2,370      5,020      4,535
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $  53,931  $  44,046  $ 104,418  $  91,634
                                 =========  =========  =========  =========

East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-
 GAAP)                           $  11,487  $  11,036  $  22,477  $  22,912
  Royalties, taxes and other         3,417      2,545      7,393      5,016
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  14,904  $  13,581  $  29,870  $  27,928
  Asset retirement costs                11         10         21         19
  Depletion, depreciation and
   amortization                      3,226      5,284      7,040     11,043
  Depletion, depreciation and
   amortization (in inventory)        (330)      (135)      (966)       (57)
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  17,811  $  18,740  $  35,965  $  38,933
  Change in product inventories       (126)      (236)    (1,001)      (635)
  Add: Profit from PGM
   recycling                           868        997      1,619      1,731
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $  18,553  $  19,501  $  36,583  $  40,029
                                 =========  =========  =========  =========

PGM recycling and Other (2)
Reconciliation to costs of
 revenues:
  Cost of open market purchases  $       -  $       -  $       -  $   4,622
  PGM recycling - depreciation         265         39        527         83
  Cost of PGM recycling             79,552     39,256    124,706     70,251
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $  79,817  $  39,295  $ 125,233  $  74,956
                                 =========  =========  =========  =========

(1)  Revenues from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation. Revenues from the sale of mined by-products are reported on the Company's financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by $8.0 million and $15.5 million for the second quarter of 2011 and 2010, respectively.

(2)  PGM recycling and Other include PGM recycling and metal purchased on the open market for resale.

CONTACT:
Mike Beckstead
(406) 373-8971